Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS RESULTS FOR SIX-MONTH TRANSITION PERIOD ENDED DEC. 30, 2006
WINSTON-SALEM, N.C. (Feb. 1, 2007) — Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported results for the quarter and six-month transition period ended Dec. 30, 2006.
Results in the quarter and six-month period include items associated with restructuring, the company’s spinoff as an independent company, and other actions resulting in both one-time gains and charges. During the six-month transition period, a result of the company changing its fiscal year end from June to December, Hanesbrands operated for approximately one-third of the time as a division of Sara Lee Corporation. Hanesbrands began operating as an independent publicly traded company on Sept. 5, 2006.
“We have successfully completed our first full quarter as an independent company, and we are looking forward to putting the transition period behind us,” Hanesbrands Chief Executive Officer Richard A. Noll said. “We undertook a number of transition actions that went as planned thanks to a tremendous amount of hard work and dedication by employees and our external business partners.
“Regarding performance in the transition period, sales began to soften in the December quarter, but the company’s operating profit margin in the six-month period excluding restructuring and special items was on track. Our ability to generate strong cash flow from operations and balance sheet improvements enabled us to pay down long-term debt by more than $106 million and make a voluntary $48 million contribution to reduce our underfunded liability for qualified pension plans.”
Period Highlights
Highlights for the quarter and six-month transition period ended Dec. 30, 2006, include:
•	Total net sales in the December quarter were $1.13 billion, a 4.3 percent decrease from $1.18 billion in the year-ago quarter ended Dec. 31, 2005. Total net sales for the six-month period decreased by 3.0 percent to $2.25 billion.

Hanesbrands Inc. Reports Results for Six-Month Transition Period
Ended Dec. 30, 2006 — Page 2
The December quarter net sales decrease was primarily a result of weakness in the innerwear segment and the intentional discontinuance of low-margin product lines in the outerwear segment.

“In the December quarter, we saw slower sell-through of innerwear products in the mass merchandise and department store retail channels, although we did not experience these issues in the mid-tier channel,” Noll said. “Coming out of the transition period, we remain focused on executing our sales and marketing plans in 2007 to achieve our long-term growth goals.”

•	Operating profit, as measured by generally accepted accounting principles, decreased by 26.2 percent in the six-month period to $190.1 million from $257.5 million a year ago. The profit decline primarily reflected restructuring and related charges for plant closures, nonrecurring spinoff and related costs, and expenses associated with operating as an independent company.

The operating profit margin excluding actions was 9.9 percent in the six-month period. Operating profit excluding actions is a non-GAAP measure that Hanesbrands management uses to better assess underlying business performance because it excludes the effect of unusual actions that are not directly related to operations. The unusual actions in the six-month period were restructuring and related charges, nonrecurring spinoff and related costs, and a gain on curtailment of postretirement benefits (see Table 4A for details and reconciliation with reported operating results).

•	Net income for the six-month period was $74.1 million, down 60.7 percent from $188.6 million a year ago. The decrease in net income reflected increased interest expense, reduced operating profit and a higher income tax rate.

Interest expense increased in the six-month period to $70.8 million from $8.4 million a year ago as a result of debt incurred as part of the spinoff from Sara Lee Corporation. The effective income tax rate for the six-month period was 33.8 percent, up from 24.3 percent a year ago as a result of Hanesbrands’ tax structure as an independent company.

•	The company improved its capital structure in the December quarter, using cash flow from operations and balance sheet improvements since the end of the September quarter. Better cash management, lower net inventories and improved payables contributed to the company’s ability to pay down long-term debt by $106.6 million and make a $48.1 million pension contribution, reducing the company’s underfunded liability for qualified pension plans to $173.1 million.

Hanesbrands Inc. Reports Results for Six-Month Transition Period
Ended Dec. 30, 2006 — Page 3
Other Transition Period Comments
In December, Hanesbrands completed the last significant component of its post-spinoff capital structure with the successful offering of $500 million in floating rate notes. Proceeds from the notes offering were used to repay in full the approximately $500 million in outstanding borrowings under the company’s bridge loan facility.
Also in December, Hanesbrands notified retirees and employees that it will phase out premium subsidies for early retiree medical coverage and move to an access-only plan for early retirees by the end of 2007. The company will also eliminate the medical plan for retirees ages 65 and older as a result of coverage available under the expansion of Medicare with Part D drug coverage. The changes will allow the company to remain competitive with prevailing industry practices. The changes resulted in a $28.5 million gain recognized in the December quarter for the curtailment of benefits and is expected to result in the realization of an additional curtailment gain of approximately $35 million in the fourth quarter of fiscal 2007. Since the curtailment gain is an unusual item, it is not included in the measure of operating profit excluding actions that management uses to assess underlying business performance.
In the six-month period, Hanesbrands announced four plant closures and consolidation of three distribution centers as part of its plan to create a lower-cost global supply chain. Of the approximate $53 million in restructuring and related charges expected in order to undertake these actions, the company recognized $32.5 million in restructuring and related charges in the six-month transition period, of which $21.2 million was noncash.
In January 2007, the Hanesbrands board of directors authorized the repurchase of up to 10 million shares of stock, which will give the company a tool to offset dilution for the foreseeable future.
“We entered fiscal 2007 focused on our key improvement strategies,” Noll said. “We are using balance sheet improvements and our consistent cash flow to fund business growth, supply-chain reorganization and debt reduction.
“We are making significant progress in our supply chain strategy to create a global network that is more efficient and effective. We are moving production to lower-cost sites in the Western Hemisphere, and we acquired our first company sewing operation in Asia.
“While driving costs out of our system, we also are increasing the investment in our strongest brands, such as Hanes, Champion, Playtex, and Bali, with new products and advertising. We have a very powerful model to create value, and we are establishing the baseline performance in 2007 from which to achieve our long-term annual growth goals of 1 percent to 3 percent for sales excluding acquisitions, 6 percent to 8 percent for operating profit excluding actions, and double-digit growth for diluted earnings per share excluding actions.”

Hanesbrands Inc. Reports Results for Six-Month Transition Period
Ended Dec. 30, 2006 — Page 4
Hanesbrands Policy on Guidance
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company plans to communicate appropriately to provide an understanding of long-term goals, the trends associated with its business and current financial performance.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 10 a.m. EST today. The live Internet broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 11 a.m. EST.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands corporate Web site. A telephone playback will be available from approximately 2 p.m. EST today until midnight EST on Feb. 8, 2007. The replay will be available by calling toll-free (888) 286-8010, or (617) 801-6888 for international callers. The replay pass code is 41720684.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in 24 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements, including those regarding our launch as an independent company and the benefits expected from that launch, our long-term goals, and trends associated with our business. These forward-looking statements speak only as of the date of this press release and are based on our current plans and expectations. They involve risks and uncertainties that could cause actual future results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost centers around the world; retailer consolidation and other changes in the apparel essentials industry; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financing costs. Further information about these matters and other important risks and uncertainties is in our Securities and Exchange Commission filings. We do not intend to update these forward-looking statements.
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TABLE 1
HANESBRANDS INC.
Condensed Combined and Consolidated Statements of Income
(Dollars in thousands, except per-share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	December 30,	December 31,	%	December 30,	December 31,	%
	2006	2005	Change	2006	2005	Change
Net sales:
Innerwear	$644,685	$685,195		$1,295,868	$1,347,582
Outerwear	297,978	298,468		616,298	603,585
Hosiery	87,359	88,536		144,066	155,897
International	104,603	103,827		197,729	195,980
Other	8,585	13,511		19,381	36,096

Total segment net sales	1,143,210	1,189,537		2,273,342	2,339,140
Less: Intersegment	11,705	7,659		22,869	19,301

Total net sales	1,131,505	1,181,878	-4.3%	2,250,473	2,319,839	-3.0%

Cost of sales	776,782	788,418		1,530,119	1,556,860

Gross profit	354,723	393,460	-9.8%	720,354	762,979	-5.6%
As a % of net sales	31.3%	33.3%		32.0%	32.9%

Selling, general, and administrative expenses	285,043	239,939		547,469	505,866
As a % of net sales	25.2%	20.3%		24.3%	21.8%

Gain on curtailment of postretirement benefits	(28,467)	—		(28,467)	—
Restructuring	1,965	(111)		11,278	(339)

Operating profit	96,182	153,632	-37.4%	190,074	257,452	-26.2%
As a % of net sales	8.5%	13.0%		8.4%	11.1%

Other expenses	7,401	—		7,401	—
Interest expense, net	53,184	4,329		70,753	8,412

Income before income taxes	35,597	149,303		111,920	249,040
Income tax expense	11,803	43,291		37,781	60,424

Net income	$23,794	$106,012	-77.6%	$74,139	$188,616	-60.7%

Earnings per share (1):
Basic	$0.25	$1.10		$0.77	$1.96
Diluted	$0.25	$1.10		$0.77	$1.96

Weighted average shares outstanding (1):
Basic	96,309	96,306		96,309	96,306
Diluted	96,620	96,306		96,620	96,306

(1)	For the three months and six months ended December 31, 2005, basic and diluted EPS were computed using the number of common stock shares outstanding on the spinoff date (September 5, 2006).

TABLE 2
HANESBRANDS INC.
Condensed Combined and Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 30, 2006	September 30, 2006
Assets
Cash and cash equivalents	$155,973	$209,080
Trade accounts receivable	488,629	516,778
Inventories	1,216,501	1,262,961
Other current assets	205,867	168,810

Total current assets	2,066,970	2,157,629

Property, net	556,866	609,048
Intangible assets and goodwill	418,706	417,120
Other noncurrent assets	395,509	417,406

Total assets	$3,438,051	$3,601,203

Liabilities
Accounts payable and accrued liabilities	$602,238	$634,183
Other current liabilities	23,639	31,251

Total current liabilities	625,877	665,434

Long-term debt	2,484,000	2,573,500
Other noncurrent liabilities	263,607	346,034

Total liabilities	3,373,484	3,584,968

Equity	64,567	16,235

Total liabilities and equity	$3,438,051	$3,601,203

TABLE 3
HANESBRANDS INC.
Condensed Combined and Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	December 30, 2006	December 31, 2005
Operating activities:
Net income	$74,139	$188,616
Depreciation and amortization	73,412	54,455
Changes in assets and liabilities, net, and other	(11,472)	115,870

Net cash from operating activities	136,079	358,941

Investing Activities:
Purchases of property and equipment, net, and other	(23,031)	(49,942)

Financing Activities:
Transactions with parent companies and other	(253,872)	(881,428)

Effect of changes in foreign currency exchange rates on cash	(1,455)	2,262

Decrease in cash and cash equivalents	(142,279)	(570,167)

Cash and cash equivalents at beginning of year	298,252	1,080,799

Cash and cash equivalents at end of period	$155,973	$510,632

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)
Reconciliation of Reported Operating
Results with Certain Information
Excluding Actions

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
A. Operating profit excluding actions	2006	2005	2006	2005

Operating profit as reported	$96,182	$153,632	$190,074	$257,452
Plant closings	18,771	(111)	32,477	(339)
Spinoff and related charges included in SG&A	8,977	7,225	28,987	11,728
Gain on curtailment of postretirement benefits	(28,467)	—	(28,467)	—

Operating profit excluding actions	$95,463	$160,746	$223,071	$268,841

Percentage of net sales	8.4%	13.6%	9.9%	11.6%

B. Net income excluding actions

Net income as reported	$23,794	$106,012	$74,139	$188,616
Plant closings	18,771	(111)	32,477	(339)
Spinoff and related charges included in SG&A	8,977	7,225	28,987	11,728
Gain on curtailment of postretirement benefits	(28,467)	—	(28,467)	—
Other expenses (Losses on early extinguishment of debt)	7,401	—	7,401	—
Tax effect on plant closings, spinoff and related charges in SG&A, gain on curtailment of postretirement benefits, and other expenses	(2,216)	(2,063)	(13,637)	(2,763)

Net income excluding actions	$28,260	$111,063	$100,900	$197,242

C. Supply chain actions

Plant closings
-Accelerated depreciation included in Cost of sales	$16,806	$—	$21,199	$—
-Restructuring	1,965	(111)	11,278	(339)

Total	$18,771	$(111)	$32,477	$(339)

Noncash amount	$16,806	$(111)	$21,199	$(339)

D. EBITDA

Net income	$23,794	$106,012	$74,139	$188,616
Interest expense, net	53,184	4,329	70,753	8,412
Income tax expense	11,803	43,291	37,781	60,424
Depreciation and amortization	43,839	29,108	73,412	54,455

Total EBITDA	$132,620	$182,740	$256,085	$311,907